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                                  EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANT

Set forth below is a list of NutraMax Products, Inc.'s subsidiaries, as of January 9, 1998, with their respective states of incorporation. All of such subsidiaries were wholly-owned by the Company as of such date.


Name                                             State of Incorporation

Optopics Laboratories Corporation                       DE

Fairton Realty Holdings, Inc.                           DE

Powers Pharmaceutical Corporation (1)                   DE

Certified Corp.                                         DE

Oral Care, Inc.                                         DE

Florence Realty, Inc.                                   MA

First Aid Products, Inc.                                DE

Adhesive Coatings, Inc.                                 NJ

Elmwood Park Realty, Inc.                               NJ


(1) Subsidiary of Certified Corp.